Form of Director Deferred Share Unit Agreement
This Director Deferred Share Unit Agreement (the “Agreement”), by and between Univar Solutions Inc., a Delaware corporation (the “Company”), and the director whose name is set forth on Exhibit A hereto (the “Director”), is being entered into pursuant to the Univar Solutions Inc. 2020 Omnibus Incentive Plan (as the same may be amended, modified or supplemented from time to time, the “Plan”) and is dated as of the Grant Date specified on Exhibit A hereto (the “Grant Date”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
WHEREAS, the Board of Directors of the Company (the “Board”) authorized the Director’s annual compensation for service as a member of the Board (the “Annual Fee”), a portion of which will be paid in the form of equity in the Company.
NOW, THEREFORE, the Company and the Director hereby agree as follows:
1. Grant of Deferred Share Units. Effective as of the Grant Date, the Company hereby evidences and confirms its grant to the Director the number of Deferred Share Units (“DSUs”) set forth on Exhibit A, as satisfaction of the deferral of the equity portion of the Director’s Annual Fee for the current year that would otherwise be payable on the Grant Date. The number of DSUs will be set forth on Exhibit A hereto. This Agreement is entered into pursuant to, and the DSUs granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein; it being understood that this deferral is made pursuant to the Director’s irrevocable election on a form provided by the Company not later than the time permitted by Section 409A or similar provision (the “Applicable Section”) of the Code (if any). If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern. No fractional DSUs are granted hereby.
2. Vesting and Forfeiture.
(a) Vesting. Except as otherwise provided in this Section 2, the DSUs granted hereunder shall become vested, if at all, on the earlier to occur of (i) the first anniversary of the Grant Date or (ii) the date of the Company’s annual meeting of stockholders in the year following the year of the Grant Date (the “Vesting Date”), subject to the Director’s continued service on the Board from the Grant Date until the Vesting Date.
(b) Effect of Termination of Services.
(i) Death or Disability.  If the Director’s service on the Board is terminated due to the Director’s death or Disability (each, a “Special Termination”), all outstanding unvested DSUs shall vest as of the date of such Special Termination.

(ii) Any Other Reason.  Upon termination of the Director’s services on the Board for any reason other than a Special Termination (whether initiated by the Company or by the Director), any unvested DSUs shall be forfeited and canceled effective as of the date of such termination.
(c)  Effect of a Change in Control. In the event of a Change in Control occurring prior to the Vesting Date, the treatment of any unvested DSUs shall be governed by Article 16 of the Plan.
(d) Discretionary Acceleration.  Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion, may accelerate the vesting with respect to any DSUs under this Agreement, at such times and upon such terms and conditions as the Committee shall determine.
3. Settlement of Deferred Share Units.
(a) Timing of Settlement. The DSUs shall be settled into an equal number of Shares on the earlier of the termination of the Director’s service on the Board (if vested) and a Change in Control that constitutes a “change in control” within the meaning of the Applicable Section (such date, the “Settlement Date”).
(b) Mechanics of Settlement. On the Settlement Date, the Company shall electronically issue to the Director one whole Share for each DSU, and, upon such issuance, the Director’s rights in respect of such DSU shall be extinguished.
4. Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Director may not sell the Shares acquired upon settlement of the DSUs unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares, and the Director may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
5. Restriction on Transfer; Non-Transferability of Deferred Share Units.
(a) The DSUs are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than to a trust for the benefit of the Director or by will or by the laws of descent and distribution to the estate of the Director upon the Director’s death. Any purported transfer in violation of this Section 5 shall be void ab initio.

(b) The Committee may impose such restrictions on any Shares acquired by the Director under this Agreement as it may deem advisable, including, without limitation, minimum holding period requirements and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.
6. Miscellaneous.
(a) Tax Withholding. Upon the settlement of DSUs, the Director shall be obligated to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection therewith.
(b) Dividend Equivalents. Unless otherwise determined by the Committee, in the event that the Company pays any ordinary dividend in cash on a Share following the Grant Date and prior to an applicable Settlement Date, there shall be credited to the account of the Director in respect of each outstanding DSU an amount equal to the amount of such dividend. The amount so credited shall be deferred (without interest, unless the Committee determines otherwise) until the settlement of such related DSU and then paid in cash, but shall be forfeited upon the forfeiture of such related DSU.
(c) Authorization to Share Personal Data. The Director authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Director to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.
(d) No Rights as Stockholder; No Voting Rights. Except as provided in Section 6(b), the Director shall have no rights as a stockholder of the Company with respect to any Shares covered by the DSUs prior to the issuance of such Shares.
(e) No Right to Continued Service on Board. Nothing in this Agreement shall be deemed to confer on the Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time.
(f) Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Committee under or pursuant to the Plan or this Agreement shall be final and binding and conclusive on all persons affected hereby.
(g) Consent to Electronic Delivery. By entering into this Agreement and accepting the DSUs evidenced hereby, the Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Director pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the DSUs via the Company’s website or other electronic delivery.
(h) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(i) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(j) Amendment. The Board or Committee may, at any time, amend, suspend or terminate this Agreement, subject to certain limitations set forth in Sections 20.1(b) and (c) of the Plan. Notwithstanding the foregoing, no termination or amendment of this Agreement shall adversely affect in any material way the rights and benefits of the Director under this Agreement, without the written consent of the Director, except as otherwise permitted under Sections 4, 20.2 and 20.3 of the Plan.
(k) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Director without the prior written consent of the other party.
(l) Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(m) Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(m).
(n) Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Committee and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(o) Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(p) Acceptance of Deferred Share Unit Award and Agreement. The Director has indicated his or her consent and acknowledgement of the terms of this Agreement and receipt of the Plan by electing to receive DSUs. In any event, the Director shall be deemed to accept this Agreement unless the Director provides the Company with written notice to the contrary prior to the expiration of the 60-day period following the Grant Date. The Director acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of DSUs under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan.

Exhibit A to
Director Deferred Share Unit Agreement

Director: %%FIRST_NAME%-% %%LAST_NAME%-%

Grant Date: %%OPTION_DATE,’Month DD, YYYY’%-%

Deferred Share Units granted hereby: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Date	Shares Vesting
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%	%%SHARES_PERIOD1,'999,999,999'%-%